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                                                                     EXHIBIT 4.4
                            THE LAMSON & SESSIONS CO.

                           DEFERRED COMPENSATION PLAN
                           FOR NONEMPLOYEE DIRECTORS
                          (effective January 1, 1991)


                                  ARTICLE I

                             PURPOSE OF THE PLAN

      The purpose of The Lamson & Sessions Co. Deferred Compensation Plan for Nonemployee Directors is to provide any Director of the Company with the option to defer receipt of the compensation payable to him or her for services as a Director and to help build loyalty to the Company through increased investment in Company stock.


                                  ARTICLE II

                                 DEFINITIONS


      As used herein, the following words shall have the meanings stated after them unless otherwise specifically provided:

      2.1 "Committee" shall mean the Administration Committee described in
Section 7.1 hereof.

      2.2 "Company" shall mean The Lamson & Sessions Co.

      2.3 "Director" shall mean any nonemployee director of the Company.

      2.4 "Trust Agreement" shall mean the Trust Agreement dated as of February 28, 1991 entered into between the Company and the Trustee in connection with the Plan.

      2.5 "Trustee" shall mean National City Bank, any corporate successor to a majority of its trust business, or any successor Trustee hereunder.


                                 ARTICLE III

                            ELECTIONS BY DIRECTORS

      3.1. ELECTION TO DEFER. No later than June 30 of any year, a Director may elect to defer payment of the compensation payable to him or her for future services as a Director commencing January 1 of the following year. If a Director becomes a Director after the beginning of any calendar year, the Director may elect to defer payment of the compensation payable to him or her for future services as a Director. Such election must be made within thirty days after he or she becomes a Director and shall be made on an election form specified by the Committee ("Election Form"). Once an election becomes effective pursuant to this Article, the election shall be irrevocable and remain in effect until the electing Director is no longer a director of the Company.


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      3.2. EFFECTIVENESS OF ELECTIONS. Elections shall be effective six months after the delivery of an Election Form to the Committee except for elections made prior to the effective date of this Plan, which shall be effective as of January 1, 1991. Subject to the provisions of Article V, amounts deferred pursuant to such elections shall be distributed at the time and in the manner set forth in such election.

      3.3. AMENDMENT AND TERMINATION OF ELECTIONS. A Director may terminate or amend his or her election to defer payments of compensation in a written notice delivered to the Committee. Either a termination or amendment shall be permitted only one time after the initial election becomes effective and shall apply to all compensation payable for services as a Director after the end of the year that such amendment or termination was made. Amendments which serve only to change the beneficiary designation shall be permitted at any time as often as necessary. Amounts credited to a Director's account pursuant to Section 4.2 hereof prior to the effective date of any termination or amendment shall not be affected thereby and shall be paid at the time and in the manner specified in the election form in effect when the deferral occurred.


                                   ARTICLE IV

                            ACCOUNTS AND INVESTMENTS

      4.1. CONTRIBUTIONS. The Company shall transfer an amount equal to one hundred percent (100%) of the compensation deferred pursuant to this Plan to the Trustee if the Director elects to have such compensation invested in a money market fund. In the event that a Director elects to have his or her compensation invested in Company stock then the Company shall transfer an amount equal to one hundred twenty five percent (125%) of such compensation to the Trustee. Such transfer shall be made within thirty days after such deferred amounts would otherwise have been paid to the Director.

      4.2. ESTABLISHMENT OF ACCOUNTS. The Trustee shall establish a separate "Deferred Compensation Account" for any Director who defers compensation pursuant to the Plan. Amounts deferred by each Director shall be paid in cash to the Trustee by the Company and credited to such Director's Deferred Compensation Account.

      4.3. ADJUSTMENT OF ACCOUNTS. As of December 31 of each year and on such other dates as the Committee directs, the fair market value of the assets of the Trust allocated to all Deferred Compensation Accounts (the "Trust Fund") shall be determined by the Trustee.

      4.4. INVESTMENT OF ASSETS. The assets of the Trust Fund shall be held by the Trustee in the name of the Trust. As amounts are received by the Trustee, it shall invest the funds pursuant to the Trust Agreement.

      4.5. ASSETS HELD IN CASH. The Trustee may, in its sole discretion, maintain in cash such amounts as it deems necessary. Amounts maintained in cash by the Trustee shall be kept to a minimum consistent with the duties and obligations of the Trustee as set forth in the Trust Agreement and shall not be required to be invested at interest.


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                                   ARTICLE V

                              PAYMENT OF ACCOUNTS

      5.1. TIME OF PAYMENT. Distribution of a Director's account shall commence upon the earlier of: (i) within thirty days after the date the Director attains either age fifty-five, age sixty, age sixty-five, or age seventy, as specified by the Director on the Election Form, or (ii) within thirty days after the Director's termination as a Director due to resignation, retirement, death or otherwise.

      5.2. METHOD OF DISTRIBUTION. Each Deferred Compensation Account shall be distributed to the Director either in a lump sum or in equal annual installments over a period of not more than ten years as specified in each Director's Election Form. Deferred Compensation Accounts shall be distributed in kind.

      5.3. HARDSHIP DISTRIBUTIONS. Prior to the time a Director's account becomes payable, the Committee, in its sole discretion, may elect to distribute all or a portion of a Director's account in the event such Director requests a distribution on account of severe financial hardship. For purposes of this Plan, severe financial hardship shall be deemed to exist in the event the committee determines that a Director needs a distribution to meet immediate and heavy financial needs resulting from a sudden or unexpected illness or accident of the Director or a member of his or her family, loss of the Director's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. A distribution based on financial hardship shall not exceed the amount required to meet the immediate financial need created by the hardship.

      5.4 DESIGNATION OF BENEFICIARY. Upon the death of a Director, his or her account shall be paid to the beneficiary or beneficiaries designated by him or her. If there is no designated beneficiary, or no designated beneficiary surviving at a Director's death, payment of a Director's account shall be made to his or her estate. Beneficiary designations shall be made in writing. A Director may designate a new beneficiary or beneficiaries at any time by notifying the Committee.

      5.5. TAXES. In the event any taxes are required by law to be withheld or paid from any payments made pursuant to the Plan, the Trustee shall deduct such amounts from such payments and shall transmit the withheld amounts to the appropriate taxing authority.


                                   ARTICLE VI

                            CREDITORS AND INSOLVENCY

      6.1. CLAIMS OF THE COMPANY'S CREDITORS. All assets held in Trust pursuant to the provisions of this Plan, and any payment to be made by the Trustee pursuant to the terms and conditions of the Trust, shall be subject to the claims of general creditors of the Company, including judgement creditors and bankruptcy creditors. The rights of a Director or his or her beneficiaries to any assets of the Trust Fund shall be no greater than the rights of an unsecured creditor of the Company.

      6.2 NOTIFICATION OF INSOLVENCY. In the event the Company becomes insolvent, the Board of Directors of the Company and the chief executive officer of the Company shall immediately notify the Trustee of that fact. The Trustee shall not make any payments from the Trust Fund to any Director or any beneficiary under the Plan after such notification is received or at any time after the Trustee has knowledge of such insolvency. Under any such circumstance, the Trustee shall deliver any property held in the Trust Fund only as a court of competent jurisdiction may direct to satisfy the claims of the Company's creditors. For purposes of this Plan, the Company shall be deemed to be insolvent if the


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Company is subject to a pending voluntary or involuntary proceeding as a debtor under the United States Bankruptcy Code, as amended, or is unable to pay its debts as they mature.

                                  ARTICLE VII

                                 ADMINISTRATION

     7.1 APPOINTMENT OF COMMITTEE. The Board of Directors of the Company shall appoint an Administrative Committee consisting of not less than three persons to administer the Plan. Members of the Committee shall hold office at the pleasure of the Board of Directors and may be dismissed at any time with or without cause. Such persons serving on the Committee need not be members of the Board of Directors of the Company.

     7.2. POWERS OF THE COMMITTEE. The Committee shall administer the Plan and resolve all questions of interpretation arising under the Plan with the help of legal counsel, if necessary. Whenever directions, designations, applications, requests or other notices are to be given by a Director under the Plan, they shall be filed with the Committee. The Committee shall have no discretion with respect to Plan contributions or distributions but shall act in an administrative capacity only.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 TERM OF PLAN. The Company reserves the right to amend or terminate the Plan at any time; provided, however, that no amendment or termination shall affect the rights of Directors to amounts previously credited to their accounts pursuant to Section 4.2. The Trust shall remain in effect until such time as the entire corpus of the Trust Fund has been distributed pursuant to the terms of the Plan.

     8.2 ASSIGNMENT. No right or interest of any Director (or any person claiming through or under such Director) other than the surviving spouse of such Director after he or she is deceased in any benefit or payment herefrom shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of such Director. If any Director or any such person (other than the surviving spouse of such Director after he or she is deceased) shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy to other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her, then the Committee, in its discretion, may terminate his or her interest in any such benefit to the extent the Committee considers necessary or advisable to prevent or limit the effects of such occurrence. Termination shall be effected by filing a written "termination declaration" with the Committee records and making reasonable efforts to deliver a copy to such Director or his or her legal representative.

     As long as any Director is alive, any benefits affected by the termination shall be retained by the Trust and, in the Committee's sole and absolute judgment, may be paid to or expended for the benefit of such Director, his or her spouse, his or her children or any other person or persons in fact dependent upon him or her in such a manner as the Committee shall deem proper. Upon the death of any Director, all benefits withheld from him or her and not paid to others in accordance with the preceding sentence shall be distributed to such Director's estate or to his or her creditors and if such Director shall have


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descendants, including adopted children, then living, distribution shall be made to such Director's then living descendants, including adopted children, per stirpes.

     In addition, a Director or beneficiary shall have no rights against or security interest in the assets of the Trust Fund and shall have only the Company's unsecured promise to pay benefits. All assets of the Trust Fund shall remain subject to the claims of the Company's general creditors.

     8.3 TAXES. This Plan is intended to be treated as an unfunded deferred compensation plan under the Internal Revenue Code. It is the intention of the Company that the amounts deferred pursuant to this Plan shall not be included in the gross income of the Directors or their beneficiaries until such time as the deferred amounts are distributed from the Plan. If, at any time, it is determined that amounts deferred pursuant to the Plan are currently taxable to the Directors or their beneficiaries, the Trust shall terminate and any amounts held in the Trust Fund shall be distributed immediately to the Directors or their beneficiaries.

     8.4 EFFECTIVE DATE OF PLAN. The Plan shall be effective as of January 1, 1991 subject to approval by the shareholders of the Company. Any contributions made prior to such shareholder approval shall be contingent on such approval.






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